Exhibit 99.1

Schlumberger Announces Second Quarter 2004 Results

NEW YORK, July 23, 2004 - Schlumberger Limited (NYSE:SLB) today reported second quarter 2004 operating revenue of $2.86 billion versus $2.54 billion in the second quarter of 2003 and $2.69 billion in the first quarter of 2004. Income from continuing operations before charges was $288 million, or $0.48 per share-diluted versus $0.39 in the second quarter of last year and $0.43 in the first quarter of 2004. Including after-tax charges of $34 million, income from continuing operations was $255 million, or $0.43 per share compared to $146 million, or $0.25 per share, last year.

Discontinued operations recorded a gain of $101 million ($0.16 per share) in the quarter, resulting in net income of $356 million, or $0.59 per share-diluted. This compares to a net income of $112 million, or $0.19 per share-diluted, in the second quarter of 2003.

Oilfield Services revenue of $2.54 billion increased 8% compared to the first quarter, and 15% compared to the same quarter of last year. Pretax segment operating income of $454 million increased 7% sequentially and 15% year-on-year.

WesternGeco revenue of $292 million decreased 7% sequentially and 5% year-on-year. Pretax segment operating income of $15 million declined $19 million sequentially but improved $31 million compared to the same quarter of last year.

On July 22, the Board of Directors of Schlumberger approved a share buyback program of up to 15 million shares to be acquired in the open market before December 2006, subject to market conditions.

Schlumberger Chairman and CEO Andrew Gould commented, “Second quarter activity remained strong across a wide range of GeoMarkets and technologies. Continued growth in Russia and the Caspian, and strong performance across Asia and the Middle East, were both very encouraging. North America pricing moved up satisfactorily in the quarter. WesternGeco continued to show significant improvement in backlog for both Q technology and conventional activity. The growing realization that at current levels of demand very little spare oil production capacity exists will ensure continued strong growth over the coming quarters”.

Note:

•	On April 30, Schlumberger Limited announced that its subsidiaries, Schlumberger Investments Limited and Schlumberger S.A., had sold their entire residual holdings in Atos Origin, amounting to a total of 9.7 million ordinary shares, at a price of €48.50 per share, yielding $551 million. Schlumberger does not retain any ownership interest in Atos Origin.

•	On May 18, Schlumberger B.V., a wholly-owned subsidiary of Schlumberger Limited, placed 34,821,739 ordinary shares in its smart card unit Axalto Holding N.V. through an IPO on the Paris Stock Exchange. This placement represented 87% of the total ordinary shares outstanding at a sale price of €14.80 per share yielding total proceeds of $603 million. Following a partial exercise of the over-allotment option, the Schlumberger holding in Axalto currently represents 12.5% of the company’s share capital and is subject to a 6-month lock-up period.

•	On May 27, Schlumberger completed the acquisition of a 26% equity stake in PetroAlliance for $12 million in cash and $24 million in Schlumberger stock representing 422,000 shares.

•	On July 1, the sale of the Electricity Metering business to Itron was completed for proceeds of $248 million in cash.

•	During the quarter Schlumberger Technology Corporation purchased and retired $351 million nominal value of its 6.5% 2012 bonds. The charge associated with this transaction was $23 million net of tax.

•	During the quarter, Schlumberger completed the sale of Business Continuity Services activity. The proceeds amounted to $233 million in cash.

•	Income from discontinued operations in the quarter of $101 million included:

•	The sale of the Business Continuity Services - $48 million gain

•	The sale of Electricity Meters North America - $25 million credit including a US tax valuation allowance release of $49 million related to a tax loss carry-forward associated with the sale of SchlumbergerSema

•	An adjustment to the gain on the sale of SchlumbergerSema - $15 million credit

•	The sale of Axalto shares - $7 million loss

•	The operating results of the Axalto, Electricity Meters North America and UK Messaging System businesses - $20 million income.

Consolidated Statement of Income (Unaudited)

	(Stated in thousands except per share amounts)
	Second Quarter		Six Months
For Periods Ended June 30	2004	2003(6)	2004	2003(6)
Revenue
Operating	$2,856,315	$2,541,138	$5,551,248	$4,929,979
Interest and other income(1)	25,060	39,088	47,954	68,746

	2,881,375	2,580,226	5,599,202	4,998,725

Expenses
Cost of goods sold and services(2)	2,250,532	2,001,364	4,389,198	3,916,685
Research & engineering	125,381	106,065	237,953	213,046
Marketing	12,479	14,839	23,344	28,590
General	81,266	79,557	159,599	162,603
Debt extinguishment costs(3)	37,412	81,473	114,894	81,473
Interest (4)	41,181	92,301	183,954	185,164

	2,548,251	2,375,599	5,108,942	4,587,561

Income from continuing operations before taxes and minority interest	333,124	204,627	490,260	411,164
Taxes on income(2) (3) (4)	76,363	62,746	126,811	126,059

Income from continuing operations before minority interest	256,761	141,881	363,449	285,105
Minority interest	(2,088)	3,835	(4,913)	8,433

Income from Continuing Operations	254,673	145,716	358,536	293,538
Income (Loss) from Discontinued Operations	100,934	(33,594)	217,357	(32,254)

Net Income	$355,607	$112,122	$575,893	$261,284

Diluted Earnings (Loss) Per Share :
Income from Continuing Operations	$0.43	$0.25	$0.61	$0.50
Income (Loss) from Discontinued Operations	0.16	(0.06)	0.35	(0.05)

Net Income	$0.59	$0.19	$0.96	$0.45

Average shares outstanding	589,883	582,475	588,810	582,342
Average shares outstanding assuming dilution	613,380	589,024	612,620	586,502

Depreciation & Amortization included in expenses(5)	$323,683	$356,707	$652,447	$681,163

1)	Includes interest income of:
•	Second quarter 2004 - $11 million (2003 - $13 million).
•	Six months 2004 - $25 million (2003 - $28 million).

The first quarter of 2004 includes a $14 million ($0.02 per share) loss on the sale of Atos Origin shares.

The second quarter of 2004 includes a $7 million ($0.01 per share) loss on the sale of Atos Origin shares.

2)	The first quarter of 2004 includes a $14 million ($0.02 per share) charge (pretax $20 million and tax benefit of $6 million) related to the restructuring program in the United States.

The second quarter of 2004 includes an idle leased facility reserve of $11 million ($0.02 per share), a reorganization reserve of $4 million ($0.01 per share) and a litigation reserve release of $5 million ($0.01 per share).

3)	The second quarter of 2003 includes $81 million related to the repurchase of Euro denominated Bonds ($0.14 per share).

The first quarter of 2004 includes $77 million related to the repurchase of UK Pound and Euro denominated Bonds ($0.13 per share).

The second quarter of 2004 includes $23 million ($0.04 per share) related to the repurchase of US Dollar denominated Bonds (pretax $37 million and tax benefit of $14 million).

4)	The first quarter of 2004 includes $46 million ($0.08 per share) write off of the US Interest Rate Swap (pretax $73 million and tax benefit of $27 million). The second quarter of 2004 includes a gain of $6 million ($0.01 per share) on the settlement of the US Interest Rate Swap (pretax $10 million and tax of $3 million).
5)	Including multiclient seismic data costs.
6)	Restated for discontinued operations.

Condensed Balance Sheet (Unaudited)

		(Stated in thousands)
	Jun. 30, 2004	Dec. 31, 2003
Assets

Current Assets

Cash and short-term investments	$2,559,101	$3,108,973
Assets held for sale (1)	287,691	3,237,841
Other current assets	4,352,992	4,022,307

	7,199,784	10,369,121
Fixed income investments, held to maturity	112,231	223,300
Fixed assets	3,542,473	3,799,711
Multiclient seismic data	421,800	505,784
Goodwill	2,703,977	3,284,254
Other assets	1,868,759	1,859,155

	$15,849,024	$20,041,325

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable and accrued liabilities	$3,250,741	$3,247,545
Estimated liability for taxes on income	943,481	807,938
Bank loans and current portion of long-term debt	691,528	1,411,168
Dividend payable	111,330	110,511
Liabilities held for sale (1)	30,532	1,217,568

	5,027,612	6,794,730
Long-term debt	3,747,249	6,097,418
Post retirement benefits	650,502	614,850
Other liabilities	155,387	254,708

	9,580,750	13,761,706
Minority interest	395,988	398,330
Stockholders’ Equity	5,872,286	5,881,289

	$15,849,024	$20,041,325

(1)	Assets and liabilities held for sale represent:
•	At June 30, 2004, the gross assets and liabilities of the Electricity Meters North America and UK Messaging System businesses.
•	At December 31, 2003, the gross assets and liabilities of the SchlumbergerSema business.

Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Details of the net debt follow:

(Stated in millions)
Six Months	2004
Net debt, beginning of period	$(4,176)
Net income from continuing operations	359
Charges	186
Depreciation and amortization	652
Increase in working capital requirements	(453)
Capital expenditures	(496)
Dividends paid	(220)
Proceeds from employee stock plans	124
Proceeds from the sale of the SchlumbergerSema business	555
Proceeds from the sale of the Telecom Billing Software business	37
Proceeds from the sale of the Infodata business	104
Proceeds from the sale of the Business Continuity business	233
Proceeds from the sale of the Axalto shares	606
Proceeds from the sale of Atos Origin shares	1,165
Debt extinguishment costs	(111)
Settlement of US interest rate swap	(70)
Investment in PetroAlliance	(12)
Other	(269)
Translation effect on net debt	19

Net debt, end of period	$(1,767)

		(Stated in millions)
Components of Net debt	Jun. 30, 2004	Dec. 31, 2003
Cash and short-term investments	$2,559	$3,109
Fixed income investments, held to maturity	112	223
Bank loans and current portion of long-term debt	(691)	(1,411)
Long-term debt	(3,747)	(6,097)

	$(1,767)	$(4,176)

Business Review (Unaudited)

(Stated in millions)	Second Quarter			Six Months
	2004(2)	2003(2)(4)	% chg	2004(2)	2003(2)(4)	% chg
Oilfield Services
Operating Revenue	$2,541	$2,203	15%	$4,899	$4,254	15%
Pretax Operating Income(1)	$454	$394	15%	$877	$717	22%

WesternGeco
Operating Revenue	$292	$306	(5)%	$605	$613	(1)%
Pretax Operating Income(1)	$15	$(16)	—	$48	$(16)	—

Other(3)
Operating Revenue	$23	$29	(22)%	$45	$58	(23)%
Pretax Operating Income(1)	$(3)	$(2)	—	$(7)	$(5)	—

1)	Pretax segment operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of intangibles.
2)	The second quarter of 2004 excludes a pretax loss of $7 million on the sale of Atos Origin shares, a pretax idle leased facility reserve of $11 million, a pretax reorganization reserve of $4 million, a pretax release of a litigation reserve of $5 million, a pretax gain of $10 million for the settlement of the US Interest Rate Swap and a pretax charge of $37 million of debt extinguishment costs.

The first quarter of 2004 excludes a pretax charge of $73 million for the US Interest Rate Swap write off, a pretax loss of $14 on the sale of Atos Origin shares, a pretax charge of $77 million of debt extinguishment costs and a pretax charge of $20 million related to the restructuring program in the United States.

The second quarter 2003 excludes $81 million of debt extinguishment costs.

3)	Comprises the Global Tel*Link, Payphones and Essentis businesses.
4)	Restated for discontinued operations.

Oilfield Services

Second quarter revenue of $2.54 billion was 8% higher sequentially and increased 15% year-on-year. Pretax operating income of $454 million increased 7% sequentially and rose 15% year-on-year.

Sequential growth was strongest in the Malaysia, Russia, Caspian, Arabian and China GeoMarkets. Demand for all technology segments increased, but particularly for Drilling & Measurements technologies including the PowerDrive* and newly introduced PowerV* rotary steerable systems. The Well Services and Well Completions & Productivity technology segments also showed strong growth for production-based technologies while Integrated Project Management activity continued to grow.

The highest year-on-year growth was experienced in the India, Caspian, Russia, Mexico and Malaysia GeoMarkets with growth reflected across all technology segments. Deepwater activity was particularly strong in India and Malaysia. Growth was strongest in Integrated Project Management from projects in the Gulf Coast, Mexico and Indonesia GeoMarkets. Among the other technology segments, Well Services, Drilling & Measurements and Well Completions & Productivity experienced the highest year-on-year growth.

North America

Revenue of $746 million increased 3% sequentially and 14% year-on-year. Pretax operating income of $120 million decreased 2% sequentially but increased 27% year-on-year.

US Land provided robust revenue growth both sequentially and year-on-year primarily due to continued favorable oil and gas industry dynamics combined with increasing demand for ABC* Analysis Behind Casing technologies, FAT* Fiber Assisted Transport stimulation services, and Drilling & Measurements PowerDrive rotary steerable systems. These technology advances are demonstrating value and are helping drive activity while enabling price increases and efficiency gains. Recent contract awards in the U.S. should increase pricing further in the coming quarters.

Despite weak E&P activity offshore, increasing demand for Integrated Project Management turnkey well construction services led to both sequential and year-on-year revenue growth in the Gulf of Mexico.

The small sequential decrease in operating income was due primarily to reduced activity in Canada following the spring break-up. Activity is expected to recover in the third quarter. This was partially offset by strong demand in the US Land GeoMarket, combined with healthy technology performance in Well Services and Drilling & Measurements that resulted in favorable operating leverage.

The quarter saw strong demand for the newly launched PowerV rotary steerable system that automatically guides vertical wells and delivers reductions in planning time and rig cost. For Anadarko, the PowerV system returned a well to vertical in 400 feet and then held inclination to less than 1 degree for 1,441 ft to TD while improving rate of penetration; this allowed Anadarko to reduce overall drilling time by 2 days.

Latin America

Revenue of $426 million increased 8% sequentially and was 21% higher year-on-year. Pretax operating income of $63 million was 2% higher sequentially and increased 8% year-on-year.

Increasing demand for Integrated Project Management in Argentina, sustained robust performance in Mexico, and growing demand for rotary steerable systems in Brazil were partially offset by lower activity in the Venezuela and Peru/Colombia/Ecuador GeoMarkets.

In Venezuela, the rig count showed a sequential increase after two quarters of decline, following the award of several contracts by PDVSA and the international oil companies. Contractual negotiations for the resumption of certain integrated project activities in West Venezuela are ongoing.

Schlumberger Information Solutions showed solid performance both sequentially and year-on-year with growth in software, infrastructure and real-time production solutions.

Europe/CIS/West Africa

Revenue of $704 million increased 9% sequentially and 7% year-on-year. Pretax operating income of $117 million increased 10% sequentially and declined 3% year-on-year.

The Russian and Caspian GeoMarkets contributed the majority of the growth with respective revenue increases of 40% and 32% sequentially and 66% and 76% year-on-year. Demand was strong across all technology segments but particularly in Well Services and Well Completions & Productivity technologies. Work began under significant new contracts for Drilling & Measurements in Kazakhstan while Integrated Project Management began new operations for OAO RITEK on ten horizontal wells in the Sredne-Khulymskoye field in Russia to enhance oil production. Major new contracts, were awarded in the Caspian by BP for a variety of well construction and well evaluation services.

West Africa continued to deliver robust performance achieving record activity levels mainly due to the development of deepwater projects combined with price increases through the introduction of new services such as the OBMI* Oil-Base MicroImager tool, DSI* Dipole Shear Sonic Imager tool, Vx* multiphase well testing technology and PowerDrive systems. Sequentially revenue fell slightly in the UK sector of the North Sea due to slow activity but was sharply lower in Nigeria due to operating difficulties in the Delta.

Increased demand for Well Services production technologies contributed to the growth across the area. These technologies included the successful launch of the PowerCLEAN* system, an integrated solution for optimizing production through wellbore fill removal using coiled tubing, with multiple new contracts in Algeria and Russia.

The strong sequential operating income improvement was mainly due to the revenue growth in Russia and the Caspian coupled with cost control initiatives in the North Sea. Year-on-year decline was due to lower activity in Nigeria and the North Sea that can only be expected to show modest improvement in the second half of the year. Currency movements against the US dollar continued to have an unfavorable impact.

Middle East & Asia

Revenue of $636 million rose 14% sequentially and 22% year-on-year. Pretax operating income of $161 million was up 16% sequentially and 20% year-on-year.

Strong activity growth in the Arabian GeoMarket was driven by rig count increases due to higher production targets leading to high Drilling & Measurements activity and by additional Well Completions & Productivity equipment sales of multiphase meters. Also contributing to the record revenue level was the start of a new fracturing campaign in Oman, strong Wireline activity in Qatar, and expanded Drilling & Measurements and Wireline work for Murphy Oil in Malaysia.

The strength of this performance was also due to a substantial increase in deepwater activity combined with strong technology deployment resulting in healthy growth in the India, Indonesia and Malaysia GeoMarkets.

Demand was robust across all technology segments and included increased customer acceptance for a range of Well Services technologies and Wireline logging services that included the successful introduction of the FSI* FlowScan Imager tool that enables customers to optimize production through identifying oil entry points in horizontal wells.

Schlumberger Information Solutions continued to grow the information management business with a new information management contract in Qatar together with continuing growth in India, Kuwait and Malaysia.

Highlights

•	The PURE* Perforating for Ultimate Reservoir Exploitation technology, a method to deliver much higher flowrates in both producing and injector wells, continued rapid growth in many regions including Mexico, Venezuela, Ecuador, Thailand, Malaysia, Saudi Arabia, the North Sea, Canada, and the US. In the Gulf of Thailand, PURE technology more than doubled production in a number of cases.

•	Well Completions & Productivity extended their electrical submersible pump product offering with the introduction of the Poseidon™ slim-line multiphase gas-handling device and the HOTLINE* II high-temperature electrical submersible pump. The Poseidon device improves production in fields with up to 75% free gas, and the HOTLINE II system operates at up to 500 degrees Fahrenheit for applications in steam-assisted heavy oil production.

•	PowerDrive rotary steerable systems continued to gain customer acceptance and passed the milestone of 10 million total feet drilled worldwide in June 2004, five years after their first introduction. Record drilling performances were set for CNOOC in the South China Sea as well as in Qatar, Canada and the United Arab Emirates for a number of operators.

•	Wireline Analysis Behind Casing technologies for complete cased-hole formation evaluation through accurate determination of porosity, lithology, saturation and pressure continued to win industry acceptance with year-on-year growth over 50%. The ABC CHDT* Cased Hole Dynamic Tester service for formation fluid and pressure sampling saw successful introductions with excellent results in Japan, Australia, Mexico, the United Arab Emirates and Kazakhstan, and expanded its market in the US, Canada, the North Sea, Indonesia, China, Nigeria, and Malaysia.

•	Based on superior performance, FAT* Fiber Assisted Transport technology continued to demonstrate strong growth. This unique fiber-based technology that utilizes mechanical suspension to deliver enhanced stimulation was recently introduced in the North American tight-gas market.

•	Schlumberger Information Solutions acquired Decision Team, an Austin-based company that developed the DECIDE!* industry-leading intelligent reservoir surveillance software application. DECIDE! software captures, analyzes, conditions and predictively transforms both real-time and historical production data into actionable operational decisions to drive production optimization.

WesternGeco

Second quarter revenue of $292 million was 7% lower sequentially and 5% lower compared to the same period of last year. Pretax operating income of $15 million decreased $19 million sequentially and improved by $31 million year-on-year.

Sequentially, Multiclient sales decreased 38% from lower sales in North America following the high level of interest generated by the Central Gulf of Mexico lease sale in the previous quarter, and the higher sales that had resulted from a long-term volume agreement signed in December 2003. Land declined 7% mainly due to delayed contract starts in Mexico, and the Middle East, partially offset by the start-up of one additional crew in Sudan. These declines were partially mitigated by rapid growth in Marine revenue in Europe reflecting the start of the North Sea season. During the last two weeks of the quarter, 100% utilization of the Q*-vessels was achieved. During the quarter, WesternGeco was awarded several Q contracts including a multi-year Q-Marine project with a national oil company, a Q-Marine contract by Shell Norway and a 6-month Q-Land contract by Saudi Aramco.

Year-on-year revenue decline was mainly due to lower land activity following the shutdown of several crews active in the previous year in Alaska, Mexico and West Africa although this decline was partially offset by improvements in Asia through higher activity in Malaysia. Multiclient sales declined 4% from lower sales in North America, Asia and Europe, partially mitigated by a higher level of activity in South America. Marine revenue increased reflecting the start of the North Sea season in Europe, higher proprietary activity in the Gulf of Mexico and the start of a Q-survey in Mexico, partially offset by lower activity in the Caspian.

Year-on-year improvement in pretax operating income was mainly due to Multiclient driven by lower amortization costs, improvements in Europe following the start of the North Sea season, higher activity in the Brunei/Malaysia/Philippines GeoMarket and by significant savings related to restructuring measures taken in the previous year. Sequentially, the deterioration was mainly due to lower Multiclient sales, partially offset by improvements in Marine activity due to higher vessel utilization.

The WesternGeco backlog at the end of the second quarter reached $594 million, a 24% increase over the previous quarter, of which $560 million are committed for the next 12 months.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 45,000 people of over 140 nationalities working in 100 countries, and comprises two business segments. Schlumberger supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with Baker Hughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2003, Schlumberger operating revenue was $10.12 billion. For more information, visit www.slb.com

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*	Mark of Schlumberger

™Trademark of Institut Français du Pétrole (IFP), Total, and Statoil; technology licensed to Schlumberger

Notes:

•	Schlumberger will hold a conference call to discuss the above announcement on Friday, July 23, 2004, at 9:00 am New York City time (2:00 pm London time/3:00 pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4479 (toll-free) for North America, or +1-651-291-0561 from outside North America, approximately 15 minutes prior to the scheduled start time, and ask for the “Schlumberger Earnings Conference Call”. A replay will be available through August 6, 2004 by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 737861. The conference call will also be simultaneously webcast at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through August 6, 2004.

•	Supplemental information in the form of a question and answer document on this press release and financial schedules is available at www.slb.com/ir

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

ir-nam@slb.com